Exhibit 10.12

FIRST AMENDMENT TO LEASE AGREEMENT

This FIRST AMENDMENT TO LEASE AGREEMENT (“First Amendment”) is made and entered into as of the 12th day of August, 2020, by and between WELCOME TO THE DAIRY, LLC, a Delaware limited liability company (“Landlord”), and SWEETGREEN, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant entered into that certain Lease Agreement dated as of May 23, 2019 (the “Lease”).

B. The parties hereto (the “Parties”) desire to amend the Lease in order to address and clarify matters with respect to the ongoing construction process for the Property, on the terms and conditions set forth in this First Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this First Amendment.

2. Date Modifications. Landlord and Tenant hereby agree to the following modifications of dates set forth in the Lease:

A.	The date of “January 31, 2020” set forth in Section 3.2 of the Summary is hereby deleted in its entirety and replaced with “April 1, 2021”.

B.	The date of “December 31, 2020” set forth in Section 3.3 of the Summary is hereby deleted in its entirety and replaced with “December 1, 2021”.

C.

The date of “March 26, 2020” set forth in Section 1.1.2B of the Lease is hereby deleted in its entirety and replaced with “February 1, 2021”. In addition, the sixth sentence of Section 1.1.2B is hereby deleted in its entirety and replaced with: “In the event that the Beneficial Occupancy Start Date does not occur by the Expected Delivery Date, Tenant shall have the right as its sole legal and equitable remedy (other than the Late Delivery Termination Option pursuant to the terms set forth herein), to a credit against payment of Base Rent (solely with respect to the Phase I Premises) equal to two (2) days’ abatement in Base Rent for every day on and after the Expected Delivery Date and before the Beneficial Occupancy Start Date, which abatement shall be applied against Base Rent first coming due hereunder (solely with respect to the Phase I Premises) until exhausted.”

D.

The date of “February 24, 2021” set forth in Section 1.1.2D of the Lease is hereby deleted in its entirety and replaced with “February 1, 2022”. In addition, the ninth sentence of Section 1.1.2D is hereby deleted in its entirety and replaced with the following: “In the event that the Phase II Commencement Date does not occur by the Expected Phase II Delivery Date, Tenant shall have the right as its sole legal and equitable remedy (other than the Phase II Late Delivery Termination Option pursuant to the terms set forth herein), to a credit against payment of Base Rent (solely with respect to the Phase II Premises) equal to two (2) days’ abatement in Base Rent for every day on and after the Expected Phase II Delivery Date and before the Phase II Commencement Date, which abatement shall be applied against Base Rent first coming due hereunder (solely with respect to the Phase II Premises) until exhausted.”

3. Delays. With respect to the Phase I Work and Phase II Work, Landlord and Tenant hereby stipulate that, as of the date hereof, there have been no Tenant Delays or delays due to Force Majeure. For the avoidance of doubt, the foregoing shall in no event be construed to prevent Landlord from claiming Tenant Delays due to matters, acts or omissions occurring after the date hereof, provided that Landlord shall provide Tenant with written notice or Email Notice of any such claimed Tenant Delay together with reasonable backup documentation evidencing such delay within five (5) days after the occurrence thereof (and any such Tenant Delay shall be subject to the cure and grace period, if any, set forth in Section 4.2 of Exhibit B of the Lease).

4. Lease Commencement Date/Beneficial Occupancy. The first sentence of Section 3.2 of the Summary is hereby deleted in its entirety and replaced with the following: “The date which is four (4) months after the date Landlord delivers possession of the Phase I Premises to Tenant with Landlord’s Work (as defined in the Tenant Work Letter) and the Tenant Improvements (as defined in the Tenant Work Letter) with respect to the Phase I Premises (the “Phase I Work”) Substantially Complete (as defined in the Tenant Work Letter), which date of delivery of possession is subject to adjustment pursuant to the Tenant Work Letter.”

For the four (4) month period prior to the Lease Commencement Date (the “Beneficial Occupancy Period”), Tenant shall be permitted to occupy the Premises (and, for clarity, Tenant shall have the right to use the Parking Areas) subject to complying with all terms and provisions of the Tenant Work Letter and with all of the other terms and provisions of this Lease (including those identified as only applying during the Lease Term), except those provisions requiring the payment of Base Rent and Parking Rent, which shall not apply to Tenant until the Lease Commencement Date (and for clarity, Landlord acknowledges that Tenant’s Base Rent for the first full calendar month after the Lease Commencement Date will be abated subject to Exhibit D to the Lease). For the avoidance of doubt, Direct Expenses shall be due and payable during the Beneficial Occupancy Period. Landlord and Tenant shall enter into a Notice of Lease Term Dates on the form set forth in Exhibit C of the Lease on or prior to the Beneficial Occupancy Start Date (as defined below).

The first day of the Beneficial Occupancy Period shall be referred to as the “Beneficial Occupancy Start Date” (for clarity, such date shall be the date Landlord delivers possession of the Phase I Premises to Tenant with the Phase I Work Substantially Complete, which date of delivery of possession is subject to adjustment for Tenant Delays pursuant to the Tenant Work Letter). Wherever the term “Lease Commencement Date” appears in the Sections of the Lease referenced directly below, the term “Lease Commencement Date” is hereby replaced with the term “Beneficial Occupancy Start Date”:

•	Section 1.1.2A;

•	Section 1.1.2B;

•	Section 1.1.3;

•	Section 4.2.1;

•	Section 6.2;

•	Section 10.5.2;

•	Section 11.1.1;

•	Section 25.1;

•	Section 25.2.3;

•	Section 25.4; and

•	The second reference in Section 5.1 of the Tenant Work Letter.

5. Base, Shell, and Core Description. Exhibit B-1 of the Tenant Work Letter is hereby deleted in its entirety and replaced with Exhibit B-1 attached to this First Amendment, and Landlord hereby reaffirms its obligation to perform the work therein at its sole cost and expense (and not included in the Tenant Improvement Allowance) pursuant to the Approved Working Drawings for Landlord’s Work, which work shall be Substantially Complete prior to the Beneficial Occupancy Start Date with regards to the Phase I Work and prior to the Phase II Commencement Date with regards to the Phase II Work. In consideration for Tenant’s agreement to remove Section 3(k) of Exhibit B-1 of the Tenant Work Letter from the scope of Landlord’s Work, Landlord shall provide Tenant with a one-time payment of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) within sixty (60) days of the Lease Commencement Date.

6. Mutual Release. Landlord, together with its successors and assigns, officers, directors, employees, members, agents, shareholders, advisors, representatives, lenders and attorneys thereof, and each of them past and present, both individually and in their corporate capacities, is hereby fully and unconditionally released and discharged by Tenant from any Claims (as defined in Section 10.1 of the Lease) regarding amounts or credits claimed to be owed by Landlord to Tenant in connection with delays occurred to date in the completion of Landlord’s Work and/or the Tenant Improvements (except for the payment set forth in Section 5 above, Landlord’s obligation to fund the Tenant Improvement Allowance and any amounts or credits granted by Landlord, in its sole and absolute discretion, after the date of this First Amendment [it being acknowledged that Landlord has no obligation to grant the same]), and Tenant, together with its successors and assigns, officers, directors, employees, members, agents, shareholders, advisors, representatives, lenders and attorneys thereof, and each of them past and present, both individually and in their corporate capacities, is hereby fully and unconditionally released and discharged by Landlord from any Claims of Tenant Delays to date (such matters expressly released by each party hereunder, the “Released Matters”). This First Amendment fully and finally settles all Claims with respect to delays in the completion of Landlord’s Work and/or the Tenant Improvements to date, including, without limitation, both known and unknown claims and causes of action that arise out of or in connection with the Released Matters arising prior to the date hereof.

Each of the Parties expressly waives the provisions of California Civil Code Section 1542, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Each party acknowledges that it has received the advice of legal counsel with respect to the aforementioned waiver and understands the terms thereof.

7. Address of Tenant. Section 9 of the Summary is hereby deleted in its entirety and replaced with the following:

Before the Beneficial Occupancy Start Date:

SWEETGREEN, INC.

3000 S. Robertson Blvd., 3rd Floor

Los Angeles, California 90034

Attention: Accounting Department

From and after the Beneficial Occupancy Start Date:

The Premises

Attention: Accounting Department

A copy of all notices pertaining to any default applicable to Tenant shall be sent in the same manner and at the same time to:

Ravid Law Group

|601 S. Figueroa Street, Suite 4400

Los Angeles, California 90017

Attention: Nadav Ravid, Esq.

8. Expense Cap. The calendar year “2021” set forth in Section 4.2.5 of the Lease is hereby deleted in its entirety and replaced with calendar year “2022”.

9. Article 34. Article 34 of the Lease is hereby deleted in its entirety.

10. Counterparts. This First Amendment may be executed in multiple counterparts, each of which is to be deemed original for all purposes, but all of which together shall constitute one and the same instrument. Delivery by facsimile, or e-mail of a PDF copy, of a counterpart of this First Amendment executed by Landlord or Tenant shall constitute delivery by such party of such party’s executed counterpart of this First Amendment.

11. Effectiveness of Agreement. In no event shall any draft of this First Amendment create any rights, obligations or liabilities, it being intended that only a fully executed and delivered copy of this First Amendment will bind the Parties.

12. No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of a conflict between the terms of the Lease and the terms of this First Amendment, the terms of this First Amendment shall control. The provisions of the Lease, as amended and supplemented by this First Amendment, are hereby ratified and confirmed by Tenant and Landlord in all respects.

[The remainder of this page is intentionally left blank. Signature page follows.]

This First Amendment is executed as of the date first written above.

LANDLORD:

WELCOME TO THE DAIRY, LLC,

a Delaware limited liability company

By:	/s/ Asher Luzzatto
Name:	Asher Luzzatto
Title:	President

TENANT:

SWEETGREEN, INC.,
a Delaware corporation

By:	/s/ Nicolas Jammet
Name:	Nicolas Jammet
Title:	Co-Founder + Chief Concept Officer

Exhibit B-1

Base, Shell and Core Description

Landlord shall perform the following work at Landlord’s sole cost and expense (and not included in the Tenant Improvement Allowance) pursuant to the Approved Working Drawings for Landlord’s Work, which work shall be Substantially Complete prior to the Beneficial Occupancy Start Date with regards to the Phase I Work and prior to the Phase II Commencement Date with regards to the Phase II Work:

1. Mechanical, Electrical, and Fire/Life Safety Systems:

a. Base building HVAC system shall provide the indoor rentable areas of the Premises with an average temperature of 72 degrees Fahrenheit, plus or minus 2 degrees for standard office environments and shall contain reasonably appropriate zoning as needed for Tenant’s employees.

b. Provide adequate mechanical and electrical systems capacity to accommodate a standard creative office environment including 24/7 cooling for IDF rooms, or provide adequate roof space and pathway to the Premises for such systems.

c. Base building mechanical infrastructure shall be capable of supporting a reasonable building cafeteria within Tenant’s Premises, which shall specifically include natural gas supply to the building and the installation of grease interceptors and grease ducts (see also Section 3.j. below for additional information).

d. Electrical service shall be provided to panels within an electrical room located within Tenant’s Premises, and shall be capable of delivering 10W/sf to Premises.

e. If required, the entire building shall be fully sprinklered, and the sprinkler system shall be completed, tested, and operational in accordance with all applicable codes and regulatory agency requirements.

f. A fire alarm system with fully addressable devices shall be provided throughout the building, and shall be completed, tested, and operational in accordance with all applicable codes and regulatory agency requirements.

g. All ducted mechanical exhaust systems, including fans, main loop around the floor, return air and exhaust system, and all smoke and fire dampers, shall be new; main duct to have interior insulation throughout. Landlord further warrants that all mechanical equipment will be new and in good and working order as of the Beneficial Occupancy Start Date and as of the Phase II Commencement Date (as applicable).

h. Base building security measures to include conduit pathway for surveillance cameras at exterior entries & electrified locksets to be installed at all exterior entry doors (see Section 3.d below for keying/hardware) (for the avoidance of doubt, conduit pathways do not include low voltage wire and Tenant is responsible for pulling all low voltage wires for these locations, and Landlord reserves right to run conduits overhead except in areas where underground conduit pathways are required). With respect to the foregoing, Landlord shall be responsible for the cost of the installation of the lockset and providing power to the doors, and Tenant shall be responsible for the cost of any key card/fob devices and any additional security add-ons with respect to the locksets.

2. Communications:

a. Risers shall be provided from the MPOE/Vault to the Premises per Tenant’s plan in order to facilitate the installation of Tenant’s communication cabling.

b. Space and pathways shall be made available to accommodate redundant connectivity with local service providers.

3. General Building:

a. Floor slabs shall be level with no greater than standard creative office deviations in elevation (i.e., no more than 1/8” over 10 feet), and smooth surfaces, and ready for carpet installation. Any floor levelling or trenching shall match the existing floors with regards to color and aggregate as Tenant will be utilizing concrete floors throughout.

b. All penetrations through rated assemblies and systems shall be sealed and fireproofed if required by building regulations.

c. Existing interior surfaces of ceilings, exterior walls and floor areas that are intended to become finished surfaces, pursuant to all applicable building and energy codes, shall be sandblasted and/or ready to receive finishes, or be detailed per Tenant’s plans. Surfaces that will receive sheetrock, insulation, or other coverings, do not require sandblasting.

d. All building core and common areas (interior and exterior), including stairwells, and utility rooms shall be fully upgraded, painted and complete pursuant to plans and specifications mutually agreed to between Landlord and Tenant, and shall be constructed in compliance with applicable codes and regulatory agency requirements. Landlord shall provide the keying and hardware for the Base Building, which hardware styles, finishes and materials shall be subject to Landlord’s and Tenant’s reasonable agreement. For clarity, Landlord’s Work shall include repainting of the entire exterior of both the Phase I Premises and the Phase II Premises (unless otherwise mutually agreed by Tenant and Landlord in their respective reasonable discretion).

e. Landlord shall furnish and install all sky lights and windows/perimeter window systems (min NC 35) pursuant to the Approved Working Drawings for Landlord’s Work, with finishes and materials subject to Landlord’s and Tenant’s reasonable approval.

f. Landlord shall provide at the ground or garage area(s) for Tenant’s secured bicycle and general storage items.

g. Landlord shall cause Landlord’s Work to be constructed to include any Specialized Improvements as directed by Tenant (as further set forth in (j) below). Any Specialized Improvements not set forth in (j) below shall be at Tenant’s sole cost and expense and may cause Tenant Delays.

h. Conduit pathway from Tenant’s premises to roof, as well as provisions on the roof for mounting of limited communication equipment.

i. As part of the Phase II Work, the Roof Deck shall be constructed at Landlord’s sole cost and expense in the area depicted on the renderings shown on Exhibit G attached hereto and pursuant to the Construction Drawings. Landlord shall provide the Roof Deck with egress (which may include exterior stairs and/or an elevator) and lighting for exiting and life safety in accordance with state and federal Applicable Laws (and in accordance with an A-Type occupancy). The Roof Deck shall have ample electrical for lighting, gas and plumbing for heating and BBQ, and planters/landscaping (including irrigation lines) as reasonably agreed upon by Landlord and Tenant. The Roof Deck shall be ADA compliant with live load limits sufficient for A-Type occupancy. All skylights on the Roof Deck must be designed and screened in such a way as to create maximum useable deck space and such design shall be subject to Tenant’s reasonable approval. The Roof Deck shall in no event be smaller than 5,000 usable square feet. The Phase II HVAC system shall be designed without package units on the Roof Deck or in such a way as meets Tenant’s reasonable approval.

j. Landlord shall include as part of Base Building (and not included in the Tenant Improvement Allowance) in accordance with the Construction Drawings: one (1) gym/meditation area with shower facilities (such shower facilities to count towards the two (2) shower core limit), two (2) shower and restroom cores in the Phase I Premises, three (3) restroom cores in the Phase II Premises, one (1) standard office kitchen in the Phase I Premises, one (1) standard office kitchen in the Phase II Premises, and one (1) reception area in the Phase I Premises. Tenant may elect to upgrade either or both of the standard office kitchens to accommodate a test/lab kitchen and/or a cafeteria at its sole cost and expense (which shall be considered a Specialized Improvement subject to the terms of the Lease and the Tenant Work Letter). If Tenant elects to upgrade either or both of the standard office kitchens, then Landlord shall, at its sole cost and expense and instead of delivering such standard office kitchens, deliver the base, shell and core, associated infrastructure (including design fees and other soft costs) of such non-standard kitchens (including plumbing [waste lines, as well as hot and cold water], grease traps (including necessary site work), floor drains, increased electrical capacity (as required by Tenant, not to exceed the Building’s electrical capacity in any event), and dedicated exhaust [though Tenant shall be responsible for the cost of any PCU or scrubber required by Applicable Law]), and structural work associated with such added infrastructure, with all kitchen equipment and improvements (including finishes and fixtures) beyond such scope constructed and paid for exclusively by Tenant. Given the specialized nature of this work, the Contractor(s) will engage a kitchen subcontractor reasonably acceptable to Tenant for such work.

k. Intentionally deleted.

l. Exterior lighting and landscaping which shall be consistent with the quality of landscaping and lighting for other comparable Class A creative office properties in the West Los Angeles area and subject to the reasonable and timely approval of Tenant, provided that if Tenant requires any particular landscaping or exterior lighting which exceeds Landlord’s reasonable budgeted allocation for such items then Tenant shall be responsible the incremental increase in the cost therefor.

m. Landlord’s Work shall be generally consistent with the plan attached hereto as Exhibit B-2 (the “Proposed Phase I Design”); provided that (i) the Proposed Phase I Design shall be subject to City required changes, modifications or clarifications during and as a result of the permit process (provided that any such changes, modifications, and clarifications shall be subject to Tenant’s reasonable approval; except that any changes to the number, location or size of windows, doors, skylights or other openings in the base building structure shall not require Tenant’s approval [except that, if the number of such items is reduced by the permitting process, and if the parties have the discretion to pick which of such items shall be eliminated, Tenant shall have the right to reasonably approve which items are eliminated]), and (ii) the executive restroom contained in the Proposed Phase I Design shall be at Tenant’s sole cost and expense. Landlord and Tenant each acknowledge and agree that, based on the currently available information, neither party believes that the Proposed Phase I Design would trigger full building structural upgrades to the Phase I Premises (a “Full Structural Upgrade”). However, if the Proposed Phase I Design does in fact trigger a Full Structural Upgrade, the parties shall work together in good faith to modify the Proposed Phase I Design so that a Full Structural Upgrade shall not be required. In no event shall a Full Structural Upgrade be incorporated into Landlord’s Work unless Landlord and Tenant, each in their sole and absolute discretion, mutually agree to incorporate same into Landlord’s Work. The foregoing shall not limit any of Landlord’s other obligations set forth in this Exhibit B-1 or elsewhere in this Lease, including Landlord’s obligation to ensure that the Phase I Premises and the Phase II Premises are both delivered to Tenant in structurally sound condition.